EXHIBIT 10.2

AMENDMENT TO ASSET PURCHASE AGREEMENT

This Amendment (this “Amendment”), dated as of the 29th day of October, 2026 (the “Signing Date”), to the Asset Purchase Agreement (the “Agreement”), dated as of November 7, 2012, by and between THERIVA BIOLOGICS, INC. (f/k/a SYNTHETIC BIOLOGICS, INC.), a Nevada corporation having its principal place of business at 9605 Medical Center Drive, Suite 270, Rockville, Maryland 20850 (“Buyer”), and PREV ABR LLC, a Maryland limited liability company having its principal place of business at 5817 Ogden Court, Bethesda, Maryland 20816 (“Seller”). Capitalized terms used herein without definition shall have the meanings assigned in the Agreement.

WHEREAS, the Agreement provides for the payment of certain fees set forth on Exhibit D annexed to the Agreement upon the attainment of certain milestones set forth on Exhibit D;

WHEREAS, Buyer proposes to sell to Biossil Labs Inc., a corporation organized under the laws of Canada (together with its successors and permitted assigns, “Biossil”) certain assets relating to SYN-004 (ribaxamase) pursuant to an asset purchase agreement between Buyer and Biossil (as amended from time to time in accordance with this Amendment, the “Biossil APA”); and

WHEREAS, the parties desire to amend the fees payable by Buyer to Seller set forth on Exhibit D annexed to the Agreement and to replace Exhibit D with respect to the Transferred Products, effective upon the Biossil Closing, on the terms set forth herein.

NOW THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree to amend the Agreement as follows:

1.	Amendment.

1.1 Section 2.4(c) of the Agreement is hereby deleted in its entirety and replaced with the following:

“(c) (i) with respect to the Transferred Products, the amounts set forth on Exhibit D-1, at the times, in the amounts and in the manner set forth therein and (ii) with respect to any Retained Product, the fees set forth on Exhibit D upon the attainment of the milestones set forth on Exhibit D.”

1.2 The Agreement is hereby amended to add the following as Exhibit D-1. Exhibit D annexed to the Agreement is not deleted and shall continue in effect as provided in Sections 1.1, 6 and 7 of this Amendment.

“Exhibit D-1

(1) Definitions. As used in the Agreement, as amended:

(a) “Affiliate” means any person or entity that directly or indirectly controls, is controlled by, or is under common control with the applicable person or entity, with “control” meaning ownership or control of more than fifty percent (50%) of the voting interests or the power to direct management and policies.

(b) “Biossil Closing” means the closing of the sale of the Transferred Assets to Biossil under the Biossil APA.

(c) “Business Day” means any day other than a Saturday, a Sunday or a day on which banks in the State of Maryland are authorized or required to close.

(d) “Consideration” means all payments and other consideration of any kind, whether in cash or in kind (including equity securities, options, warrants, debt instruments, and other property), received by Buyer or any of its Affiliates, directly or indirectly, from Biossil or any other person pursuant to the Biossil APA or any Related Agreement in consideration for the sale, assignment, or other transfer of the Transferred Assets to Biossil, including the Upfront Payment, Regulatory Milestone Payments, Sales Milestone Payments, Royalty, and License Consideration Payments (each as defined in the Biossil APA), and any amount recovered by Buyer or any of its Affiliates by settlement, judgment, award or otherwise in respect of any such payment, net of Buyer’s documented out-of-pocket costs of such recovery, but in all cases minus any Excluded Amounts. For clarity, Consideration shall not include any amounts not received by Buyer or any of its Affiliates, including due to any offset pursuant to Section 5.5 of the Biossil APA.

(e) “Excluded Amounts” means (i) reimbursement of documented out-of-pocket costs actually incurred by Buyer, and (ii) payment for services actually performed by Buyer, to the extent not exceeding the fair market value of such services, in each case as supported by documentation delivered to Seller under Section 2(e) of the Amendment dated as of the Signing Date.

(f) “Related Agreement” means any agreement, arrangement or understanding, whether written or oral, between Buyer or any of its Affiliates, on the one hand, and Biossil or any of its Affiliates, on the other hand, entered into in connection with the Biossil APA or the transactions contemplated thereby.

(g) “Retained Product” means any product developed from, based on, incorporating or using any of the Assets, other than a Transferred Product.

(h) “Transferred Assets” means the assets sold, assigned or otherwise transferred to Biossil under the Biossil APA, and “Transferred Product” means any “Product” as defined in the Biossil APA.

(2) Closing Payment. At the Biossil Closing, Buyer shall pay Seller One Hundred Forty Thousand Dollars ($140,000) (the “Closing Payment”).

(3) Shares of Consideration. Within five (5) Business Days after receipt by Buyer or any of its Affiliates of any Consideration, other than the Upfront Payment and the proceeds of a Stream Transfer (which are governed by Section (7) of this Exhibit D-1), Buyer shall pay Seller: (a) fifty percent (50%) of each Regulatory Milestone Payment (as such term is defined in the Biossil APA) received by Buyer or any of its Affiliates and each Sales Milestone Payment (as such term is defined in the Biossil APA) received by Buyer or any of its Affiliates; (b) thirty-three and one-third percent (33⅓%) of each payment of Royalty (as such term is defined in the Biossil APA) received by Buyer or any of its Affiliates; and (c) fifty percent (50%) of all other Consideration, including License Consideration Payments (as such term is defined in the Biossil APA), received by Buyer or any of its Affiliates.

(4) Payment Cap. Buyer’s obligation to make payments under this Exhibit D-1 shall terminate when the aggregate amount paid to Seller, its Affiliates or assignees under Sections (2), (3) and (7) of this Exhibit D-1 together with any payments made to Seller, its Affiliates or assignees under Exhibit D from and after the Signing Date equals Thirteen Million Dollars ($13,000,000) (the “Payment Cap”), and the final payment shall be reduced to the amount necessary to reach, and not exceed, the Payment Cap. Interest paid under Section (6) of this Exhibit D-1 does not count toward the Payment Cap. Amounts paid to Seller, its Affiliates or assignees under the Agreement before the Signing Date are final, are not subject to refund, credit or offset, and do not count toward the Payment Cap.

(5) Calculation. Seller’s share of any Consideration shall be calculated on the full amount received by Buyer. Notwithstanding Section 8.6 of the Agreement, Buyer shall not set off any amount against any amount received by Buyer that is payable to Seller under this Exhibit D-1.

(6) Manner of Payment; Interest. Payments shall be made by wire transfer of immediately available funds to an account designated by Seller in writing. Seller’s share of any Consideration received other than in cash shall be delivered, in kind. Any undisputed amount not paid within sixty (60) days after its due date shall bear simple interest at the rate of ten percent (10%) per annum from its due date until paid. Any disputed amount that is finally determined to be owed to Seller shall bear interest at the same rate from its original due date until paid.

(7) Stream Transfer. If Buyer or any of its Affiliates sells, assigns or otherwise transfers the right to receive any payments of Consideration under the Biossil APA prior to the Payment Cap having been achieved where the assignee does not assume the rights and obligations of Buyer under this Amendment (a “Stream Transfer”), Buyer shall deliver to Seller written notice of the Stream Transfer, together with copies of its definitive documents, not less than five (5) Business Days after its closing, and shall pay Seller fifty percent (50%) of the proceeds Buyer actually receives in consideration for the Stream Transfer, subject to the Payment Cap, within five (5) Business Days after receipt by Buyer of such proceeds. Upon such payment, Seller’s rights under Section (3) of this Exhibit D-1 shall terminate solely with respect to the payment rights so transferred. If a Stream Transfer is made to an Affiliate of Buyer, then the Affiliate shall be obligated to make the payments under this Exhibit D-1.”

2. Reporting and Notice. Buyer shall deliver to Seller the following until the date when the Payment Cap is achieved: (a) a complete copy of the executed Biossil APA and of each Related Agreement, certified by an officer of Buyer as true, correct and complete, within five (5) Business Days after execution thereof; (b) a complete copy of any amendment, restatement, waiver, assignment or termination of the Biossil APA or any Related Agreement within five (5) Business Days after execution thereof; (c) copies of all reports, statements, notices and development updates received by Buyer or any of its Affiliates under the Biossil APA, including Sales Milestone Reports, Royalty Reports and notices of Milestone Events (each as defined in the Biossil APA), within five (5) Business Days after receipt; (d) written notice of any dispute, default, claim of offset or indemnification, notice of termination or proposed amendment under the Biossil APA or any Related Agreement, within ten (10) Business Days after Buyer becomes aware thereof; (e) with each payment under Exhibit D-1, and within ten (10) Business Days after receipt of any Consideration in respect of which no payment is due to Seller, a written statement of the Consideration received, its payor, date and character, any Excluded Amounts claimed together with supporting invoices or receipts, and the amount paid to Seller; and (f) within sixty (60) days after the end of each calendar quarter, a written statement setting forth all Consideration received by Buyer and its Affiliates during that quarter, the date and character of each item, any Excluded Amounts, and the amounts paid or payable to Seller in respect thereof. Not more than once in any calendar year, at Seller’s request and expense, Buyer shall exercise its audit and inspection rights under the Biossil APA and provide the results to Seller. Seller shall hold information received under this Amendment in confidence and use it only to monitor and enforce its rights under the Agreement, except for disclosure to its members and professional advisors who are bound by obligations of confidentiality to maintain the confidentiality of such information, or as required by law.

3. Records and Audit. Buyer shall maintain complete and accurate records relating to all Consideration, Excluded Amounts and Related Agreements for not less than five (5) years after the end of the calendar year to which they relate. Not more than once in any calendar year, Seller may cause an independent certified public accountant reasonably acceptable to Buyer and bound by customary confidentiality obligations, to examine such records during normal business hours upon not less than fifteen (15) business days’ prior written notice, for the sole purpose of verifying the amounts payable under Exhibit D-1. Seller shall bear the cost of such examination, except that Buyer shall bear such cost if the examination discloses an underpayment of more than five percent (5%) for the period examined. Any underpayment shall be paid within thirty (30) days after delivery of the accountant’s report.

4. No Amendment; Buyer Efforts. Buyer shall not amend or modify the Biossil APA or any Related Agreement in any manner that reduces, defers or eliminates the amounts otherwise payable to Seller under Exhibit D-1, and shall not agree to any characterization or allocation of Consideration for the purpose of so reducing such amounts, in each case without the prior written consent of Seller, which consent Seller shall not unreasonably withhold, condition, or delay. Buyer shall not take any action with the primary intent of avoiding or reducing the amounts required to be paid to Seller hereunder. Buyer shall use commercially reasonable efforts to collect all payments when due under the Biossil APA.

5. Representations and Warranties. Buyer represents and warrants to Seller that: (a) Schedule 1 to this Amendment is a true, correct and complete copy of the consideration provisions of the Biossil APA, and no other provision of the Biossil APA or any Related Agreement expressly reduces, defers, conditions or offsets the amounts payable to Buyer set forth in Schedule 1, except as expressly stated in Schedule 1; (b) other than the Biossil APA and the Related Agreements listed on Schedule 2, there is no agreement, arrangement or understanding, written or oral, between Buyer or any of its Affiliates and Biossil or any of its Affiliates under which Buyer or any of its Affiliates has received or is entitled to receive any payment or other consideration of any kind in connection with the Transferred Assets, any Transferred Product, or the transactions contemplated by the Biossil APA; and (c) Schedule 3 lists every lien, security interest or other encumbrance on Buyer’s rights to payment under the Biossil APA. In the event of any breach of this Section 5, Buyer shall pay Seller the amounts Seller would have received absent such breach, with interest under Section (6) of Exhibit D-1, together with Seller’s reasonable attorneys’ fees and costs. Nothing in this Section 5 limits any claim for fraud. The representations and warranties of Buyer in this Section 5 are made as of the Signing Date and again as of the Biossil Closing. Seller represents and warrants to Buyer that it has the power and authority to execute this Amendment.

6. Condition Precedent; Termination. Except for this Section 6 and Sections 10 through 13, which are effective on the Signing Date, this Amendment shall become effective only upon Seller’s receipt of the Closing Payment at the Biossil Closing. If Seller has not received the Closing Payment on or before the thirtieth (30th) day after the Signing Date (or such later date as Seller may agree in writing), this Amendment shall terminate automatically, without notice or further action by either party, and shall be void ab initio, and the Agreement, including Exhibit D, shall continue in full force and effect as if this Amendment had not been executed.

7. Reversion. If, at any time after the Biossil Closing, the Biossil APA is terminated, rescinded or unwound and all or substantially all of the Transferred Assets are reassigned or otherwise returned to Buyer or any of its Affiliates, or Buyer or any of its Affiliates otherwise reacquires the right to develop or commercialize any Transferred Product (each, a “Reversion”), then the Transferred Products shall be deemed to be Retained Products and any payments made by Buyer to Seller or its Affiliates or assignees in accordance with the terms of Exhibit D-1 shall reduce the Payment Cap and Buyer shall be obligated to make payments to Seller pursuant to Exhibit D only for (i) milestones achieved after the Reversion and (ii) milestones set forth on Exhibit D achieved before the Reversion in respect of which Buyer received no payment under the Biossil APA. In no event shall Seller be required to refund, repay or return any amount received under the Agreement or this Amendment. This Section 7 and Section 13 shall survive any Reversion.

8. Trust. (a) Any Consideration received by Buyer or any of its Affiliates shall, to the extent that Seller is entitled to receive any payment thereof under Exhibit D-1, be held in trust for the benefit of Seller, shall not be the property of Buyer, and shall be paid to Seller in accordance with Exhibit D-1.

9. Successors and Assigns. This Amendment, including Exhibit D-1, shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.  Neither party may assign its obligations under this Amendment without the prior written consent of the other party; provided, however, that Buyer may assign its rights and obligations under this Amendment, without the prior written consent of the Seller, to an affiliate or to a successor of the relevant portion of the assigning party’s business by reason of merger, sale of all or substantially all of its assets or any similar transaction, provided that such successor agrees in writing to be bound by this Amendment.  Any permitted assignee shall assume all obligations of its assignor under this Amendment. No assignment shall relieve the assigning party of any of its obligations under the Agreement or this Amendment. Notwithstanding the foregoing, Seller may assign its rights to receive payments under the Agreement, in whole or in part, to any of its members or Affiliates or to any successor of Seller, without the consent of Buyer, upon written notice to Buyer.

10. Severability. The provisions of this Amendment are severable and if any part of it is found to be unenforceable the other paragraphs shall remain fully valid and enforceable.

11. No Other Amendments; Confirmation. All other terms of the Agreement shall remain in full force and effect. The Agreement, as amended by this Amendment (including the Schedules hereto), constitutes the entire agreement between the parties with respect to the subject matter thereof.

12. Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

13. Governing Law; Jurisdiction; Fees. Section 13.3 of the Agreement is hereby deleted in its entirety and replaced with the following: “The Agreement, as amended, shall be governed by and construed in accordance with the laws of the State of Maryland, without regard to its choice or conflict of law principles. Each party irrevocably submits to the exclusive jurisdiction of the state courts of the State of Maryland located in Montgomery County and the United States District Court for the District of Maryland in any action or proceeding arising out of or relating to the Agreement, as amended, and waives any objection to venue in such courts. In any such action or proceeding, the prevailing party shall be entitled to recover its reasonable attorneys’ fees and costs.” This Amendment shall be governed by the same law and subject to the same jurisdiction.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to the Agreement to be duly executed as of the day and year first above written.

THERIVA BIOLOGICS, INC.

By:	/s/ Steven A. Shallcross
Name:	Steven A. Shallcross
Title:	Chief Executive Officer

PREV ABR LLC

By:	/s/ R. Michael Floyd
Name:	R. Michael Floyd
Title:	Chief Executive Officer

[signature page to AMENDMENT TO ASSET PURCHASE AGREEMENT]